SENT: Wednesday, November 29, 2006 10:50 AM

SUBJECT:  Fido answers

Structural Questions:

1. Which bonds are expected to be subject to the WAC of the pool?
***TO FOLLOW***

2. Am I correct that none of the individuals loans have shadow investment grade ratings?
NO. WHITE OAKS MALL ($50MM) IS SHADOW-RATED AAA/AA1.
Park LaBrea (IXIS):

1. What is the name of the retail complex at the northern edge of the property with Nordstrom's?

2. Can you provide actual 2004 and 2005 results for rental income, other income, total income, total operating expenses and net operating income?

3. What has been the renewal percentage for 2004 and 2005?

4. Looks like the loan is prepayable after month 24 with YM - true?

5. Was this a refinance? How much debt was paid off? 6. How many units are part of the "East of Hauser" and "West of Hauser" partial release?

7. Who is the sponsor behind the borrower?

SCOTT DOUGLAS FROM IXIS SHOULD HAVE CALLED TO DISCUSS.
Beacon Office Portfolio (ML):

1. How much did Beacon pay for these buildings?
BEACON PURCHSED SUBJECTS AS PART OF A 4 BLDG DEAL FROM BLACKSTONE FOR $500.5MM.
ALLOCATED PURCHASE PRICE FOR 10 & 120 S. RIVERSIDE WAS $286MM ($61MM FRESH
EQUITY)

2. What is Beacon's strategy for this asset? ***TO FOLLOW***

3. What was the actual NOI for the property in 2005? 2004 - $19,989,383
2005 - $16,710,316
T12 - $16,192,046

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication
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Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities
Corporation, IXIS Securities North America Inc., PNC Capital Markets LLC, Credit
Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may acquire, hold or
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forth herein is subject to change prior to the time of sale of any securities sold to you.

Any legends, disclaimers or other notices that may appear at the bottom of, or
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disclaimers or other notices have been automatically generated as a result of
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NOTE, THE DROP IN NOI WAS DUE TO ALL-STATE INSURANCE VACATING 105,000 SF IN
1Q2005 TO MOVE TO A SUBURBAN LOCATION. THEY DID NOT RELOCATE TO A COMPETITIVE
BLDG. THE SPACE WAS BACKFILLED BY CDW (NOW THE LARGEST TENANT IN 120 SOUTH
RIVERSIDE). OUR UW GIVES CREDIT TO THE SIGNED ZURICH LEASE OF 112,174 SF IN 10
SOUTH RIVERSIDE (OCC WILL IMPROVE TO 97.1% ONCE IN) AND A SIGNED CDW LEASE FOR
35,992 SF OF EXPANSION SPACE IN 120 SOUTH RIVERSIDE. DCSR IMPROVES TO 1.37X ONCE
LEASES COMMENCE RENT PAYMENTS.

YPI Transwestern (Countrywide):

1. Is the borrower a TIC structure? NO

2. If the loan was made for acquisition, please indicate the purchase price of the assets - otherwise, how much debt was repaid with this loan?

ACQUISITION WITH $14MM FRESH EQUITY.
First Colony Mall:

1. Of the 416,081SF of collateral, am I correct that 122,000SF of this is the
Phase I and II expansion (recently completed)?

YES

2. Excluding ground lease tenants, it looks like the current occupancy rate of the 416,000SF of collateral is 75% - what are the prospects for the unoccupied space?

MALL OCCUPANCY IS FLUCTUATING DUE TO THE EXPANSION AND RECONFIGURATION OF SPACE
COINCIDING WITH THE NATURAL 10 YR ROLL OF ORIGINAL TENANTS (THE PROP WAS BUILT
IN 1996). FOR EXAMPLE, POTTERY BARN WAS RELOCATED CLOSER TO THE EXPANSION FOR
PROXIMITY TO THE WILLIAMS SONOMA (SAME PARENT COMPANY). ADDITIONALLY, CERTAIN
TENANTS NOT OPTIMAL TO GGPS VIEW OF AN IMPROVED TENANT MIX ARE NOT BEING
RENEWED. AS OF THE 11/15 LEASING STATUS REPORT, LEASES ARE OUT FOR SIGNATURE
(LOS) FOR 50,503 SF TOTALING $1.7MM. GGP HAS A +95% SUCCESS RATE OF EXECUTING
LOS. OUR UW OCC OF 92.2% IS THE PAST 3-YR IN-LINE AVERAGE.

3. Can you provide sales/SF for the in-line tenants, the anchors, and the sales/screen for AMC?
IN-LINE SALES PSF
2003 - $364
2004 - $370
2005 - $389
T12 6/06 - $413 (11.9% OCC COST)
AMC THEATER (T12 6/06) - $500,000 PER SCREEN